Exhibit 99.1
Penton Media, Inc.
The Penton Media Building
1300 E. 9th St.
Cleveland, OH 44114 USA
216.696.7000
Fax: 216.931.9492
www.penton.com
For Immediate Release:
PENTON MEDIA ANNOUNCES RECEIPT OF REQUISITE CONSENTS FOR ITS CASH TENDER OFFERS AND CONSENT SOLICITATIONS FOR ITS 11-7/8% SENIOR SECURED NOTES AND ITS 10-3/8% SENIOR SUBORDINATED NOTES
CLEVELAND, OH — January 8, 2007 — Penton Media, Inc. (OTCBB: PTON) announced today that, in connection with its cash tender offers and consent solicitations for (i) any and all of its outstanding 11-7/8% Senior Secured Notes due 2007 (the “2007 Notes”) and (ii) any and all of its outstanding 10-3/8% Senior Subordinated Notes due 2011 (the “2011 Notes” and together with the 2007 Notes, the “Notes”), it has received the requisite consents to amend (i) the indenture governing the 2007 Notes and (ii) the indenture governing the 2011 Notes.
The Company and U.S. Bank National Association, the trustee under the indenture governing the 2007 Notes, intend to enter into a supplemental indenture, which will amend the indenture under which the 2007 Notes were issued. The supplemental indenture will not become operative unless and until the 2007 Notes that have been validly tendered on or prior to the Expiration Date are accepted for payment and paid for by the Company. The supplemental indenture will, if it becomes operative, amend the indenture governing the 2007 Notes to, among other things, eliminate substantially all of the restrictive covenants, certain events of default and other related provisions and release the security interest benefiting the holders of 2007 Notes.
If the 2007 Notes are accepted for payment by the Company, the consideration to be paid for each 2007 Note validly tendered and not validly withdrawn prior to 5:00 p.m., New York City time, on January 8, 2007 (the “Consent Date”) is $1,002.50 per $1,000 principal amount of 2007 Notes, which includes a consent payment of $10.00 per $1,000 principal amount of 2007 Notes. The consideration to be paid for each Note validly tendered and not validly withdrawn after the Consent Date but prior to 9:00 a.m., New York City time, on January 31, 2007, unless extended by the Company in its sole discretion (the “Expiration Date”) is $992.50 per $1,000 principal amount of 2007 Notes, which will exclude any consent payment. At 5:00 p.m. on the Consent Date, $122,454,000 aggregate principal amount of 2007 Notes had been validly tendered and not withdrawn (and related consents had been validly delivered and not revoked), representing approximately 77.75% of the aggregate principal amount of the 2007 Notes then outstanding.
The Company and The Bank of New York Trust Company, N.A., the trustee under the indenture governing the 2011 Notes, intend to enter into a supplemental indenture, which will amend the indenture under which the 2011 Notes were issued. The supplemental indenture will not become operative unless and until the 2011 Notes that have been validly tendered on or prior to the Expiration Date are accepted for payment and paid for by the Company. The supplemental indenture will, if it becomes operative, amend the indenture governing the 2011 Notes to, among other things, eliminate substantially all of the restrictive covenants, certain events of default and other related provisions.
If the 2011 Notes are accepted for payment by the Company, the consideration to be paid for each 2011 Note validly tendered and not validly withdrawn on the Consent Date is $1,054.38 per $1,000 principal amount of 2011 Notes, which includes a consent payment of $10.00 per $1,000 principal amount of 2011 Notes. The consideration to be paid for each Note validly tendered and not validly withdrawn after the Consent Date but prior to the Expiration Date is $1,044.38 per $1,000 principal amount of 2011 Notes, which will exclude any consent payment. At 5:00 p.m. on the Consent Date, $155,050,000 aggregate principal amount of 2011 Notes had been validly tendered and not withdrawn (and related consents had been validly delivered and not revoked), representing approximately 99.84% of the aggregate principal amount of the 2011 Notes then outstanding.
The Company has engaged UBS Securities LLC and J.P. Morgan Securities Inc. to act as dealer managers for the tender offers. Questions about the tender offers and consent solicitations may be directed to the Liability Management Group of UBS Securities LLC at (888) 722-9555 x4210 (toll free) and the High Yield Syndicate of J.P. Morgan Securities Inc. at (212) 270-3994 (call collect). Requests for documentation should be directed to Global Bondholder Services Corporation, the Information Agent for the tender offers and consent solicitations, at (212) 430-3774 or (866) 807-2200 (toll free).
The tender offers and consent solicitations are being made in connection with the Company’s previously announced merger with Prism Business Media Holdings, Inc. (the “Merger”). The Company intends to use cash provided by Prism through its financing sources in connection with the Merger to purchase the Notes. Assuming consummation of the Merger, the Company intends to redeem any Notes that remain outstanding after the Expiration Date or the termination of a tender offer.
This press release is for informational purposes only and is not an offer to purchase or a solicitation of an offer to sell securities. No recommendation is made as to whether or not holders of the Notes should tender their securities pursuant to the tender offers. The tender offers are made solely by means of the Offer to Purchase and Consent Solicitation Statement dated December 20, 2006.
About Penton Media, Inc.
Penton Media, Inc. (http://www.penton.com/), a diversified business-to-business media company, provides high-quality content and integrated marketing solutions to the following industries: aviation; business technology Enterprise Information Technology; design/engineering; electronics; food/retail; government/compliance; hospitality; manufacturing; mechanical systems/construction; and natural and organic products. Penton produces market-focused magazines, trade shows, conferences, and online media and provides a broad range of custom media and direct marketing solutions for business-to-business customers worldwide.
Important legal information
In connection with the proposed Merger, Penton has filed a definitive proxy statement with the Securities and Exchange Commission (the “SEC”). Before making any voting or investment decision, Penton stockholders and investors are urged to read carefully in their entirety the definitive proxy statement regarding the proposed Merger and any other relevant documents because the documents contain important information about the proposed Merger. The definitive proxy statement and other documents filed by Penton are available free of charge at the SEC’s website, www.sec.gov. The definitive proxy statement and such other documents may also be obtained free of charge from Penton by directing such request to: Corporate Communications Department, Penton Media, Inc., The Penton Media Building, 1300 East Ninth Street, Cleveland, Ohio 44114-1503.

Forward-looking Statements
This document contains information relating to Penton Media, Inc. that may be considered “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, among other things, statements regarding the transaction pursuant to which Penton will be acquired by Prism Business Media and the expected closing of such transaction. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. Actual results or events may differ materially from those projected as a result of certain risks and uncertainties, including obtaining the required stockholder and regulatory approvals.
Media and investor contact
Penton Media, Inc.
Bethany Weaver
(216) 931-9551
bweaver@penton.com